SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11


                                                                   Three Months Ended                  Nine Months Ended
                                                             September         September        September         September
                                                                 1996              1995             1996              1995
                                                             -----------       -----------      -----------       --------


NET INCOME................................................     $4,067,000        $9,699,000      $24,442,000       $20,634,000

EARNINGS PER COMMON SHARE.................................           $.23              $.56            $1.38             $1.19

Weighted Average Common Shares
 Outstanding..............................................     17,775,000        17,470,000       17,703,000        17,384,000



PRIMARY EARNINGS PER COMMON
 SHARE AND COMMON SHARE
 EQUIVALENT...............................................           $.23              $.54            $1.35             $1.17

Weighted Average Common and Common
 Equivalent Shares Outstanding............................     18,154,000        17,824,000       18,167,000        17,692,000

FULLY DILUTED EARNINGS
 PER COMMON AND COMMON
 SHARE EQUIVALENT.........................................           $.22              $.54            $1.34             $1.16

Weighted Average Common and Common
 Equivalent Shares Outstanding Assuming
 Full Dilution............................................     18,260,000        17,838,000       18,224,000        17,791,000


Note:    Common   Equivalent   Shares   represent  the  incremental   effect  of
         outstanding stock options and stock appreciation rights.